                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement.       [ ] Confidential, for use of the
                                                Commission only (as permitted by
                                                Rule 14a-6(e)(2).

     [X] Definitive proxy statement.

     [ ] Definitive additional materials.

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12.

                             Taubman Centers, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.
--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                                 [TAUBMAN LOGO]

                             TAUBMAN CENTERS, INC.

                            NOTICE OF ANNUAL MEETING
                                OF SHAREHOLDERS

                            TO BE HELD MAY 16, 2000

To the Shareholders of
Taubman Centers, Inc.

     The Annual Meeting of Shareholders of TAUBMAN CENTERS, INC. (the "Company") will be held on Tuesday, May 16, 2000, at the Community House, 380 South Bates Street, Birmingham, Michigan, at 11:00 a.m., local time, for the following purposes:

          1. To elect three directors to serve until the annual meeting of shareholders in 2003;

          2. To approve the adoption of an amendment to the Company's Restated Articles of Incorporation to increase the number of authorized shares of Preferred Stock from 50,000,000 shares to 250,000,000 shares;

          3. To ratify the appointment of Deloitte & Touche LLP as the Company's independent auditors for the year ending December 31, 2000; and

          4. To transact such other business as may properly come before the meeting.

     The Board of Directors has fixed the close of business on March 17, 2000 as the record date for determining the shareholders that are entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement.

                                          By Order of the Board of Directors

                                          A. ALFRED TAUBMAN,
                                          Chairman of the Board

Bloomfield Hills, Michigan
March 31, 2000

     EVEN IF YOU INTEND TO BE PRESENT AT THE MEETING IN PERSON, PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ACCOMPANYING ENVELOPE TO ENSURE THE PRESENCE OF A QUORUM. ANY PROXY MAY BE REVOKED IN THE MANNER DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT AT ANY TIME BEFORE IT HAS BEEN VOTED AT THE MEETING.

                               TABLE OF CONTENTS

                                                               PAGE
                                                               ----
ABOUT THE MEETING...........................................     1
  What is the purpose of the annual meeting?................     1
  Who is entitled to vote?..................................     1
  What counts as Voting Stock?..............................     1
  What is the Series B Preferred Stock?.....................     1
  What constitutes a quorum?................................     2
  How do I vote?............................................     2
  Can I change my vote after I return my proxy card?........     2
  What are the Board's recommendations?.....................     2
  What vote is required to approve each item?...............     2
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT................................................     3
  Section 16(a) Beneficial Ownership Reporting Compliance...     7
ITEM 1 -- ELECTION OF DIRECTORS.............................     7
  MANAGEMENT................................................     7
     Directors, Nominees and Executive Officers.............     7
     The Board of Directors and Committees..................    10
     Compensation of Directors..............................    10
     Certain Transactions...................................    10
  EXECUTIVE COMPENSATION....................................    11
     Summary Compensation Table.............................    11
     Senior Short Term Incentive Plan.......................    12
     Incentive Option Plan..................................    13
     Aggregated Option Exercises During 1999 and Year-End
      Option Values.........................................    14
     Long-Term Performance Compensation Plan................    14
     Compensation Committee Report on Executive
      Compensation..........................................    14
     Shareholder Return Performance Graph...................    16
     Certain Employment Arrangements........................    16
ITEM 2 -- APPROVAL OF INCREASE IN AUTHORIZED SHARES OF
  PREFERRED STOCK...........................................    17
ITEM 3 -- RATIFICATION OF SELECTION OF INDEPENDENT
  AUDITORS..................................................    19
OTHER MATTERS...............................................    19
COSTS OF PROXY SOLICITATION.................................    20
ADDITIONAL INFORMATION......................................    20
  Presentation of Shareholder Proposals at 2001 Annual
     Meeting................................................    20
  Annual Report.............................................    20

                             TAUBMAN CENTERS, INC.
                       200 EAST LONG LAKE ROAD, SUITE 300
                                  P.O. BOX 200
                     BLOOMFIELD HILLS, MICHIGAN 48303-0200

                                PROXY STATEMENT

     This Proxy Statement contains information regarding the annual meeting of shareholders of Taubman Centers, Inc. (the "Company"), to be held at 11:00 a.m., local time, on Tuesday, May 16, 2000, at the Community House, 380 South Bates Street, Birmingham, Michigan. The Company's Board of Directors is soliciting proxies for use at the meeting and at any adjournment or postponement. The Company expects to mail this Proxy Statement on or about March 31, 2000.

                               ABOUT THE MEETING

What is the purpose of the annual meeting?

     At the annual meeting, holders of the Company's Common Stock and Series B Non-Participating Convertible Preferred Stock (the "Series B Preferred Stock" and, together with the Common Stock, the "Voting Stock") will act upon the matters outlined in the accompanying Notice of Meeting, including the adoption of an amendment to the Company's Restated Articles of Incorporation to increase the number of authorized shares of Preferred Stock, the election of three directors to serve three-year terms, and the ratification of the Board's selection of the independent auditors. In addition, management will report on the performance of the Company during 1999 and will respond to questions from shareholders.

Who is entitled to vote?

     Only record holders of Voting Stock at the close of business on the record date of March 17, 2000, are entitled to receive notice of the annual meeting and to vote those shares of Voting Stock that they held on the record date. Each outstanding share of Voting Stock is entitled to one vote on each matter to be voted upon at the annual meeting.

What counts as Voting Stock?

     The Company's Common Stock and Series B Preferred Stock constitute the Voting Stock of the Company. The Common Stock and the Series B Preferred Stock vote together as a single class. The Company's 8.30% Series A Cumulative Redeemable Preferred Stock (the "Series A Preferred Stock") does not entitle its holders to vote. Although the Company has authorized the issuance of shares of additional series of Preferred Stock pursuant to the exercise of conversion rights granted to certain holders of preferred equity in The Taubman Realty Group Limited Partnership ("TRG"), the Company's majority-owned subsidiary partnership through which the Company conducts all of its operations, at this time no other shares of capital stock other than the Voting Stock and Series A Preferred Stock are outstanding.

What is the Series B Preferred Stock?

     The Series B Preferred Stock was first issued in late 1998 and is currently held by partners in TRG other than the Company. The Series B Preferred Stock entitles its holders to one vote per share on all matters submitted to the Company's shareholders. In addition, the holders of Series B Preferred Stock (as a separate class) are entitled to nominate up to four individuals for election as directors. The number of individuals the holders of the Series B Preferred Stock may nominate in any given year is reduced by the number of directors nominated by such holders in prior years whose terms are not expiring. The holders of Series B Preferred Stock are presently entitled to nominate one individual for election as a director of the Company.

What constitutes a quorum?


     The presence at the annual meeting, in person or by proxy, of the holders of a majority of the shares of Voting Stock outstanding on the record date will constitute a quorum for purposes of electing directors, adopting the proposed amendment to the Company's Restated Articles of Incorporation and ratifying the Board's selection of auditors. As of the record date, 84,998,209 shares of Voting Stock were outstanding. Proxies received but marked as abstentions and "broker non-votes" that may result from beneficial owners' failure to give specific voting instructions to their brokers or other nominees holding in "street name" will be counted as present to determine whether there is a quorum.


How do I vote?

     If you complete and properly sign the accompanying proxy card and return it to the Company, it will be voted as you direct. If you attend the annual meeting, you may deliver your completed proxy card in person. If you own your shares of Common Stock through a broker or other nominee but want to vote your shares in person, you need to bring a copy of your brokerage statement (or comparable document) reflecting your Common Stock ownership as of the record date and check in at the registration desk at the meeting.

Can I change my vote after I return my proxy card?

     You may change your vote at any time before the proxy is exercised by filing with the Secretary of the Company either a notice revoking the proxy or a properly signed proxy that is dated later than the proxy card. If you attend the annual meeting, the individuals named as proxy holders in the enclosed proxy card will nevertheless have authority to vote your shares in accordance with your instructions on the proxy card unless you indicate at the meeting that you intend to vote your shares yourself.

What are the Board's recommendations?

     Unless you give different instructions on the proxy card, the proxy holders will vote in accordance with the recommendations of the Board of Directors. The Board recommends a vote:

          for election of the nominated slate of directors (see pages 7 - 17);

          for the amendment to the Company's Restated Articles of Incorporation to increase the number of authorized shares of Preferred Stock (see pages 17 - 19); and

          for ratification of Deloitte & Touche LLP as the Company's independent auditors for 2000 (see page 19).

With respect to any other matter that properly comes before the annual meeting, the proxy holders named in the proxy card will vote as the Board recommends or, if the Board gives no recommendation, in their own discretion.

What vote is required to approve each item?

     ELECTION OF DIRECTORS. Nominees who receive the most votes cast at the annual meeting will be elected as directors. The slate of directors discussed in this Proxy Statement consists of three individuals, one for each of the three vacancies. Pursuant to their right to nominate one individual for election as a director, the holders of Series B Preferred Stock have nominated William S. Taubman. A properly signed proxy marked "WITHHOLD AUTHORITY" with respect to the election of one or more directors will not be voted for the director(s) so indicated, but it will be counted to determine whether there is a quorum.

     AMENDMENT TO RESTATED ARTICLES OF INCORPORATION. The affirmative vote of two-thirds of the shares of Voting Stock outstanding on the record date is required to adopt the proposed amendment to the Company's Restated Articles of Incorporation. Any shares not voted, whether by abstentions or broker non-votes will have the same effect as votes against the proposed amendment.

     RATIFICATION OF AUDITORS. The affirmative vote of a majority of the votes cast at the annual meeting will be necessary to ratify the Board of Directors' appointment of Deloitte & Touche LLP as the Company's independent auditors for 2000.

     OTHER MATTERS. If any other matter is properly submitted to the shareholders at the annual meeting, its adoption will require the affirmative vote of two-thirds of the shares of Voting Stock outstanding on the record date. The Board of Directors does not propose to conduct any business at the annual meeting other than the election of three directors, adoption of the proposed amendment to the Company's Restated Articles of Incorporation described above and the ratification of auditors.

     EFFECT OF BROKER NON-VOTES AND ABSTENTIONS. The adoption of the proposed amendment to the Company's Restated Articles of Incorporation requires the affirmative vote of two-thirds of the shares of Voting Stock outstanding on the record date. Any shares not voted, whether by abstentions or "broker non-votes" will have the same effect as votes against the proposed amendment. The election of directors and the ratification of the Board's appointment of auditors will be determined by votes cast. Because "broker non-votes" and abstentions are included only in the calculation of shares present and do not count as votes cast, they will not affect the election of directors and the ratification of auditors.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

     The Company owns a 63% managing partner's interest in TRG, through which the Company conducts all of its operations. TRG is a partnership that owns, develops, acquires, and operates regional shopping centers nationally. The following table sets forth certain information regarding the beneficial ownership of the Company's Voting Stock and of partnership interests in TRG ("Units of Partnership Interest" or "Units") as of March 17, 2000.

     The shares information in the table (both numbers of shares and percentages) reflects ownership of Common Stock and Series B Preferred Stock, which for this purpose are treated as a single class of voting stock; however, the footnotes to the table provide ownership information for the Common Stock and Series B Preferred Stock on a separate basis, including (for any shareholder owning at least one percent of the Common Stock or Series B Preferred Stock, as applicable) the percentage of the outstanding shares of the separate class that the holder's shares represent.


                                                                                                             PERCENTAGE
                                                                                         UNITS OF           OWNERSHIP OF
                                                                                        PARTNERSHIP           UNITS OF
DIRECTORS, DIRECTOR NOMINEES, EXECUTIVE OFFICERS      NO. OF          PERCENT OF        INTEREST IN          PARTNERSHIP
             AND 5% OF SHAREHOLDERS                 SHARES(1)         SHARES(1)             TRG            INTEREST IN TRG
------------------------------------------------    ----------        ----------        -----------        ---------------
A. Alfred Taubman........................           25,030,084(2)        29.5%          24,843,147(3)           29.2%
Robert C. Larson.........................            2,235,769(4)         2.6%           2,228,385(5)            2.6%
Robert S. Taubman........................            3,911,506(6)         4.4%           3,911,506(7)            4.4%
William S. Taubman.......................              528,489(8)           *              528,489(9)              *
Lisa A. Payne............................              291,109(10)          *                    0                 0
Courtney Lord............................               89,065(11)          *               87,035(12)             *
Douglas M. Lucey.........................              185,861(13)          *                    0                 0
John L. Simon............................               59,837(14)          *                    0                 0
Graham Allison...........................                1,430              *                    0                 0
Claude M. Ballard........................               11,000              *                    0                 0
Allan J. Bloostein.......................                5,000              *                    0                 0
Jerome A. Chazen.........................               10,000              *                    0                 0
S. Parker Gilbert........................              130,000(15)          *                    0                 0

                                                                                                             PERCENTAGE
                                                                                         UNITS OF           OWNERSHIP OF
                                                                                        PARTNERSHIP           UNITS OF
DIRECTORS, DIRECTOR NOMINEES, EXECUTIVE OFFICERS      NO. OF          PERCENT OF        INTEREST IN          PARTNERSHIP
             AND 5% OF SHAREHOLDERS                 SHARES(1)         SHARES(1)             TRG            INTEREST IN TRG
------------------------------------------------    ----------        ----------        -----------        ---------------
Peter Karmanos, Jr.......................                    0              0                    0                 0
GMPTS Limited Partnership(16)............            7,471,007(17)        8.8%(17)               0                 0
  767 Fifth Avenue
  New York, NY 10153
The Long-Term Investment Trust...........            5,270,868(18)        6.2%(18)               0                 0
  c/o AT&T Investment Management Corporation
  One Oak Way, Room 3ED143
  Berkley Heights, NJ 07922
Morgan Stanley, Dean Witter, & Co. ......            6,235,187(19)        7.3%(19)               0                 0
Morgan Stanley Dean Witter
  Asset Management, Inc.
  1585 Broadway
  New York, New York 10036
Alliance Capital Management, L.P. .......            3,304,200(20)        3.9%                   0                 0
  c/o The Equitable Companies
  Incorporated
  1290 Avenue of the Americas
  New York, New York 10104
European Investors, Inc. ................            3,467,178(21)        4.1%                   0                 0
  EII Realty Securities, Inc.
  667 Madison Avenue
  New York, New York 10021
Directors and Executive Officers as a Group...      32,505,106(22)       35.9%          31,598,562(22)          35.1%


---------------
  *  less than 1%


 (1) The Company has relied upon information supplied by certain beneficial owners and upon information contained in filings with the Securities and Exchange Commission. Figures shown include shares of Common Stock and Series B Preferred Stock, which vote together as a single class on all matters generally submitted to shareholders. Each share of Common Stock and Series B Preferred Stock is entitled to one vote. Under certain circumstances, the Series B Preferred Stock is convertible into Common Stock at the ratio of 14,000 shares of Series B Preferred Stock for each share of Common Stock (any resulting fractional shares will be redeemed for cash). Share figures shown assume that individuals who acquire Units of Partnership Interest upon the exercise of options ("Incentive Options") granted under TRG's 1992 Incentive Option Plan (the "Incentive Option Plan") exchange the newly issued Units for an equal number of shares of Common Stock under the Company's exchange offer (the "Continuing Offer") to certain partners in TRG and holders of Incentive Options. Share figures and Unit figures shown assume that outstanding Units are not exchanged for Common Stock under the Continuing Offer and that outstanding shares of Series B Preferred Stock are not converted into Common Stock. As of March 17, 2000, there were 84,998,209 outstanding shares of Voting Stock, consisting of 53,163,143 shares of Common Stock and 31,835,066 shares of Series B Preferred Stock.


 (2) Includes 100 shares of Common Stock owned by Mr. A. Alfred Taubman's revocable trust and 186,837 shares of Common Stock held by TRA Partners ("TRAP"). Mr. Taubman's trust is the managing general partner of TRAP and has the sole authority to vote and dispose of the Common Stock held by TRAP. The remaining shares consist of 24,843,147 outstanding shares (or 78.0%) of Series B Preferred Stock that may be deemed to be owned by Mr. Taubman in the same manner as the Units of

     Partnership Interest described in note 3 below. Mr. Taubman disclaims any beneficial ownership of the Common Stock or Series B Preferred Stock held by TRAP and the other entities identified in note 3 below beyond his pecuniary interest in the entities that own the securities.

 (3) Consists of 9,875 Units of Partnership Interest held by Mr. A. Alfred Taubman's trust, 17,699,879 Units of Partnership Interest owned by TRAP, 11,011 Units of Partnership Interest owned by Taubman Realty Ventures ("TRV"), of which Mr. Taubman's trust is the managing general partner, and 1,975 Units of Partnership Interest held by Taub-Co Management, Inc. ("Taub-Co"). Because the sole holder of voting shares of Taub-Co is Taub-Co Holdings Limited Partnership, of which Mr. Taubman's trust is the managing general partner, Mr. Taubman may be deemed to be the beneficial owner of the Units of Partnership Interest held by Taub-Co. Mr. Taubman disclaims beneficial ownership of any Units held by Taub-Co beyond his pecuniary interest in Taub-Co. Also includes 6,327,098 Units of Partnership Interest owned by TG Partners Limited Partnership ("TG Partners"), 445,191 Units held by a subsidiary of TG Partners (such subsidiary and TG Partners are collectively referred to as "TG") and 348,118 Units of Partnership Interest which are held by Mr. Lord but for which Mr. Lord has granted an irrevocable proxy to TG Partners. The 348,118 Units held by Mr. Lord are not presently entitled to any partnership distributions except in the event of a liquidation. Such Units will be released from the irrevocable proxy and become entitled to receive distributions over a five year period. Because Mr. Taubman, through control of TRV's and TG Partners' managing partner, has sole authority to vote and (subject to certain limitations) dispose of the Units of Partnership Interest held by TRV and TG, respectively, Mr. Taubman may be deemed to be the beneficial owner of all of the Units of Partnership Interest held by TRV and TG. Mr. Taubman disclaims beneficial ownership of any Units of Partnership Interest held by TRG and TG beyond his pecuniary interest in those entities.


 (4) Consists of 7,384 shares of Common Stock and 1,161,841 shares (or 3.7%) of Series B Preferred Stock that Mr. Larson owns and 1,066,544 shares (or 2.0%) of Common Stock that Mr. Larson has the right to receive in exchange for Units of Partnership Interest that are subject to vested Incentive Options.


 (5) Consists of 1,161,841 Units of Partnership Interest that Mr. Larson owns and 1,066,544 Units of Partnership Interest that Mr. Larson has the right to receive upon the exercise of vested Incentive Options. Excludes all Units of Partnership Interest owned by TG. Mr. Larson is a general partner in TG, but has no voting or dispositive control over TG's assets. Mr. Larson disclaims any beneficial ownership in the Units of Partnership Interest owned by TG beyond his pecuniary interest in TG.


 (6) Consists of 5,925 shares of Series B Preferred Stock that Mr. Robert S. Taubman owns, 547,945 shares (or 1.7%) of Series B Preferred Stock held by R & W-TRG LLC ("R&W"), a company that Mr. Taubman and his brother, William
     S. Taubman, own, and 3,357,636 shares (or 5.9%) of Common Stock that Mr. Taubman has the right to receive in exchange for Units of Partnership Interest that are subject to vested Incentive Options. Excludes all shares of Voting Stock held by TRAP, TRV, Taub-Co, or TG because Mr. Taubman has no voting or dispositive control over such entities' assets. Mr. Taubman disclaims any beneficial interest in the Voting Stock held by or through entities beyond his pecuniary interest in the entities that own the securities.


 (7) Consists of 5,925 Units of Partnership Interest that Mr. Robert S. Taubman owns, 547,945 Units of Partnership Interest held by R&W, and 3,357,636 Units of Partnership Interest that Mr. Taubman has the right to receive upon the exercise of vested Incentive Options. Excludes all Units of Partnership Interest owned by TRAP, TRV, Taub-Co, or TG. Mr. Taubman disclaims any beneficial ownership in the Units held by R&W or the other entities beyond his pecuniary interest in R&W and the other entities.

 (8) Consists of 5,925 shares of Series B Preferred Stock that Mr. William S. Taubman owns and 522,564 shares of Common Stock that Mr. Taubman has the right to receive upon the exchange of Units of Partnership Interest that are subject to vested Incentive Options. Excludes 547,945 shares of Series B Preferred Stock that R&W holds and that are included in Robert S. Taubman's holdings described above. Excludes all shares of Voting Stock held by TRAP, TRV, Taub-Co, or TG because Mr. Taubman has no voting or dispositive control over such entities' assets. Mr. Taubman disclaims any beneficial interest in the Series B Preferred Stock held by R&W and in the Voting Stock held by TRAP, TRV, Taub-Co, and TG beyond his pecuniary interest in the entities that own the securities.

 (9) Consists of 5,925 Units of Partnership Interest that Mr. William S. Taubman owns and 522,564 Units of Partnership Interest subject to vested Incentive Options held by Mr. Taubman. Excludes 547,945 Units that R&W holds and that are included in Robert S. Taubman's holdings described above. Excludes all Units of Partnership Interest owned by TRAP, TRV, Taub-Co, or TG. Mr. Taubman disclaims any beneficial ownership in the Units held by R&W or the other entities beyond his pecuniary interest in R&W and the other entities.

(10) Consists of 7,500 shares of Common Stock that Ms. Payne owns and 283,609 shares of Common Stock that Ms. Payne will have the right to receive in exchange for Units of Partnership Interest that are subject to vested Incentive Options held by Ms. Payne.

(11) Consists of 1,500 shares of Common Stock owned by Mr. Lord, 530 shares of Common Stock owned by Mr. Lord's wife for which he disclaims any beneficial ownership; and 87,035 shares of Series B Preferred Stock acquired by Mr. Lord in exchange for all of Mr. Lord's equity interest in Lord Associates, Inc. in November 1999. Does not include 348,118 shares of Series B Preferred Stock acquired by Mr. Lord in connection with the Lord Associates transaction for which Mr. Lord has granted to TG Partners an irrevocable proxy and over which Mr. Lord has no voting or dispositive power, see notes 2 and 3 above.

(12) Consists of 87,035 Units of Partnership Interest acquired by Mr. Lord in exchange for all of Mr. Lord's equity interest in Lord Associates, Inc. in November 1999. Does not include 348,118 Units of Partnership Interest acquired by Mr. Lord in connection with the Lord Associates transaction for which Mr. Lord has granted to TG Partners an irrevocable proxy, which are not presently entitled to receive any partnership distributions, except upon liquidation and over which Mr. Lord has no voting or dispositive power. Such units are released from the irrevocable proxy and become entitled to receive partnership distributions over a period of five years. See notes 2 and 3 above. See also "Certain Employment Arrangements."

(13) Consists of 200 shares of Common Stock that Mr. Lucey owns and 185,661 shares of Common Stock that Mr. Lucey has the right to receive in exchange for Units of Partnership Interest that are subject to vested Incentive Options.

(14) Consists of 2,000 shares of Common Stock that Mr. Simon owns, 3,191 shares of Common Stock which Mr. Simon may be deemed to own through his investment in the Taubman Centers Stock Fund, one of the investment options under the Company's 401(k) Plan, and 54,646 shares of Common Stock that Mr. Simon has the right to receive in exchange for Units of Partnership Interest that are subject to vested Incentive Options.

(15) Includes 80,000 shares of Common Stock held by The Gilbert 1996 Charitable Remainder Trust, an irrevocable trust of which Mr. Gilbert is a co-trustee. Mr. Gilbert disclaims any beneficial ownership of such shares beyond any deemed pecuniary interest as the result of his wife's current beneficial interest in the trust.

(16) Wholly-owned by two employee pension funds of General Motors Corporation.


(17) Consists solely of shares of Common Stock (14.1%) acquired at the time of the Company's initial public offering in 1992.



(18) Consists solely of shares of Common Stock (9.9%) acquired at the time of the Company's initial public offering in 1992.



(19) Consists solely of shares of Common Stock (11.7%) held on behalf of various investment advisory clients, none of which holds more than 5% of the Common Stock.



(20) Consists solely of shares of Common Stock (6.2%) held on behalf of investment advisory clients of Alliance Capital Management, L.P., which were reported in a group filing by its present holding company and control group (The Equitable Companies and Mutuelles AXA of France, respectively).



(21) Consists solely of shares of Common Stock (6.5%).



(22) See Notes 2 through 15 above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires that the Company's officers and directors and persons who own more than 10% of a registered class of the Company's equity securities ("insiders") file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC"). Insiders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms that they file. Based on the Company's review of the insiders' forms furnished to the Company and representations made by the Company's officers and directors, no insider failed to file on a timely basis a
Section 16(a) form with respect to any transaction in the Company's equity securities.

                        ITEM 1 -- ELECTION OF DIRECTORS

     The Board of Directors consists of nine members serving three-year staggered terms. Three directors are to be elected at the annual meeting to serve until the annual meeting of shareholders in 2003. The three nominees are Graham T. Allison who is presently a member of the Board of Directors, William
S. Taubman who is presently an executive officer of the Company, and Peter Karmanos, Jr.

     Each of Graham T. Allison, William S. Taubman and Peter Karmanos, Jr. has consented to serve a three-year term. If any of them should become unavailable, the Board may designate a substitute nominee. In that case, the proxy holders named as proxies in the accompanying proxy card will vote for the Board's substitute nominee. Additional information regarding the nominees, the directors whose terms are not expiring, and management of the Company is contained under the caption "Management" below.

                                   MANAGEMENT

DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

     The Board of Directors consists of nine members divided into three classes serving staggered terms. Under the Company's Articles of Incorporation, a majority of the Company's directors must be "outside" directors who are neither officers nor employees of the Company or its subsidiaries. Officers of the Company serve at the pleasure of the Board.

     The directors and executive officers of the Company are as follows:

                                                                                                     TERM
                NAME                     AGE                         TITLE                          ENDING
                ----                     ---                         -----                          ------
A. Alfred Taubman....................    75     Chairman of the Board                                2002
Robert S. Taubman....................    46     President, Chief Executive Officer, and Director     2002
Lisa A. Payne........................    41     Executive Vice President, Chief Financial
                                                Officer, and Director                                2002
Graham T. Allison*...................    59     Director                                             2000
Claude M. Ballard**..................    70     Director                                             2000
Robert C. Larson**...................    65     Vice Chairman of the Board                           2000
Allan J. Bloostein...................    70     Director                                             2001
Jerome A. Chazen.....................    73     Director                                             2001
S. Parker Gilbert....................    66     Director                                             2001
Peter Karmanos, Jr.***...............    57     Nominee for Director
William S. Taubman***................    41     Executive Vice President, Nominee for Director
Esther R. Blum.......................    45     Senior Vice President, Controller, and Chief
                                                Accounting Officer
Courtney Lord........................    49     Senior Vice President and Managing Director,
                                                Leasing
John L. Simon........................    53     Senior Vice President and Managing Director,
                                                Development

---------------
  * Standing for re-election to a three-year term.

 ** Retiring upon election of successor.

*** Standing for election to a three-year term.

     A. Alfred Taubman is a private investor. He is the Chairman of the Board of the Company and the Chairman of The Taubman Company Limited Partnership (the "Manager"), which is the indirect subsidiary of TRG (the Company's operating partnership) that manages the Company's regional shopping center interests. Mr. Taubman has been a director of the Company since its incorporation in 1973. He is the controlling shareholder and a director of Sotheby's Holdings, Inc., the international art auction house. Mr. Taubman also serves as a director of Hollinger International, Inc., a publisher of English language newspapers. He is the father of both Robert S. Taubman and William S. Taubman.

     Robert S. Taubman is the President and Chief Executive Officer of the Company and the Manager. Mr. Taubman has been a director of the Company since 1992. He is also a member of the Board of Governors of the National Association of Real Estate Investment Trusts, a director of Comerica Bank, a director of the Real Estate Roundtable and a Trustee of the International Council of Shopping Centers and of the Urban Land Institute. In addition, Mr. Taubman represents the Company as a director of Fashionmall.com, Inc., a company which markets and sells fashion apparel and related accessories and products over the internet, and of Swerdlow Real Estate Group, Inc., a private real-estate investment trust. Mr. Taubman is the son of A. Alfred Taubman and the brother of William S. Taubman.

     Lisa A. Payne is an Executive Vice President and the Chief Financial Officer of the Company and the Manager. Ms. Payne has been a director of the Company since 1997. Prior to joining the Company in 1997, Ms. Payne was a vice president in the real estate department of Goldman, Sachs & Co., where she held various positions between 1986 and 1996.

     William S. Taubman is an Executive Vice President of the Company and the Manager. His responsibilities include the overall management of the development, leasing, and center operations functions. He has held various executive positions with the Manager since prior to 1994. He is also a director of the Detroit Institute of Arts. Mr. Taubman is the son of A. Alfred Taubman and the brother of Robert S. Taubman.

     Esther R. Blum is a Senior Vice President, the Controller, and Chief Accounting Officer of the Company. Ms. Blum became a Vice President of the Company in January 1998, when she assumed her current principal functions, and a Senior Vice President in March 1999. Between 1992 and 1997, Ms. Blum served as the Manager's Vice President of Financial Reporting and served the Manager in various other capacities between 1986 and 1992.

     Courtney Lord is the Manager's Senior Vice President and Managing Director, Leasing. Mr. Lord became the Senior Vice President and Managing Director of Leasing of the Manager on January 1, 2000. Prior to January 1, 2000 and in connection with TRG's acquisition of all of the outstanding stock of Lord Associates, Inc. in November of 1999, he was employed as a Senior Vice President of the Manager. Between 1989 and 1999, Mr. Lord served as president of Lord Associates, Inc. a retail leasing firm based in Alexandria, Virginia.

     John L. Simon is the Manager's Senior Vice President and Managing Director, Development. Mr. Simon became a Senior Vice President and Managing Director, Development of the Manager in 1998. Between 1988 and 1997, Mr. Simon served as the Manager's Senior Vice President, Development.

     Graham T. Allison is a professor at Harvard University. He is a director of New England Securities Corporation and Belco Oil & Gas Corp. Mr. Allison has been a director of the Company since 1996 and previously served on the Board from 1992 until 1993, when he became the United States Assistant Secretary of Defense.

     Claude M. Ballard is a limited partner and consultant of The Goldman Sachs Group, L.P. He is a director of CBL & Associates, a real estate investment trust. Mr. Ballard was also a Director of The MONY Group, Inc., a life insurance holding company, and Bedford Property Investors, a real estate investment trust until his retirement from those positions earlier this year. Mr. Ballard has been a director of the Company since 1993.

     Robert C. Larson is a managing director of Lazard Freres & Co. LLC, a financial services provider and Chairman of Lazard Freres Real Estate Investors, LLC, which is engaged in real estate related principal investing activity. Mr. Larson also serves as a director of Bass Plc, a London-based international hotel, leisure retailing and beverage firm and represents Lazard as a director of American Apartment Communities III, Inc., Brandywine Realty Trust, Destination Europe Limited and as a director and non-executive chairman of Commonwealth Atlantic Properties. Until his retirement earlier this month, Mr. Larson also served as a director of Lifestyle Furnishing International Ltd., a manufacturer and marketer of residential furniture and home furnishing fabrics.

     Allan J. Bloostein is a former Vice Chairman of The May Department Stores Company, the President of Allan J. Bloostein Associates, and serves as a consultant in retail and consumer goods marketing. Mr. Bloostein is a director of CVS Corporation, which operates the CVS Pharmacy chain, and a director or trustee of over 30 mutual fund companies that Salomon Smith Barney sponsors. Mr. Bloostein has been a director of the Company since 1992.

     Jerome A. Chazen is Chairman Emeritus of Liz Claiborne, Inc. He is a director of Fashionmall.com, Inc., a company which markets and sells fashion apparel and related accessories and products over the internet, and Chairman of Chazen Capital Partners, a private investment company. Mr. Chazen has been a director of the Company since 1992.

     S. Parker Gilbert is a retired Chairman of Morgan Stanley Dean Witter Investment and Management, Inc. and a director of Burlington Resources Inc., which operates in the oil and gas industry. Mr. Gilbert has been a director of the Company since 1992.

     Peter Karmanos, Jr. is the founder of, and since July, 1987, has been Chairman of the Board of Directors and Chief Executive Officer of Compuware Corporation, a global provider of software solutions and professional services headquartered in Farmington Hills, Michigan. Mr. Karmanos is a member of the Board of Directors for the Barbara Ann Karmanos Cancer Institute, the North American Hockey League, USA

Hockey, Worthington Industries, Automation Alley and Detroit Renaissance. He is a co-owner of three hockey teams: the Carolina Hurricanes, the Plymouth Whalers and the Florida Everblades.

THE BOARD OF DIRECTORS AND COMMITTEES

     The Board of Directors of the Company held seven meetings during 1999. The Board of Directors has four standing committees: a five-member Audit Committee; a three-member Compensation Committee; a three-member Executive Committee, and a three-member Nominating Committee. During 1999, all directors attended at least 75% of the aggregate of the meetings of the Board of Directors and all committees of the Board on which they served. Directors fulfill their responsibilities not only by attending Board and committee meetings, but also through consultation with the Chief Executive Officer and other members of management on matters that affect the Company.

     The Audit Committee is composed of five of the outside directors and during 1999 consisted of Jerome A. Chazen, Chairman, Graham Allison, Claude M. Ballard, Allan J. Bloostein, and S. Parker Gilbert. The Audit Committee is responsible for providing oversight and review of the Company's auditing, accounting and financial reporting processes, including reviewing the audit results and monitoring the effectiveness of the Company's internal audit function. In addition, the Audit Committee recommends to the Board of Directors the appointment of the independent auditors. The Audit Committee met twice during 1999.

     During 1999, the Compensation Committee of the Board of Directors consisted of S. Parker Gilbert, Chairman, Claude M. Ballard, and Jerome A. Chazen. The Compensation Committee's primary responsibility is to review the compensation and employee benefit policies applicable to employees of the operating company and, in particular, senior management. The Compensation Committee met four times during 1999.

     During 1999, the Board's Executive Committee consisted of Robert S. Taubman, Allan J. Bloostein, and Graham Allison. The Executive Committee has the authority to exercise many of the functions of the full Board of Directors between meetings of the Board and met once during 1999.

     During 1999, the Board's Nominating Committee consisted of Robert S. Taubman, S. Parker Gilbert, and Claude M. Ballard. The Nominating Committee is responsible for advising and making recommendations to the Board of Directors on matters concerning the selection of candidates as nominees for election as directors in the event a vacancy arises on the Board of Directors. In recommending candidates to the Board, the Nominating Committee seeks individuals of proven competence who have demonstrated excellence in their chosen fields. The Nominating Committee does not have a procedure for shareholders to submit nominee recommendations. The Nominating Committee did not meet during 1999.

COMPENSATION OF DIRECTORS

     The Company pays outside directors an annual fee of $35,000, a meeting fee of $1,000 for each Board or committee meeting attended, and reimbursement for expenses incurred in attending meetings and as a result of other work performed for the Company. For 1999, the Company incurred costs of $253,000 relating to the services of Messrs. Allison, Ballard, Bloostein, Chazen, Gilbert and Larson as directors of the Company.

     As part of its overall program of charitable giving, TRG maintains a charitable gift program for the Company's outside directors. Under this charitable gift program, TRG matches an outside director's donation to one or more qualifying charitable organizations, up to an aggregate maximum amount of $10,000 per director per year. Individual directors derive no financial benefit from this program since all charitable deductions accrue solely to TRG. During 1999, TRG made four matching contributions in the total amount of $15,000.

CERTAIN TRANSACTIONS

     When the Company acquired Lord Associates, Inc. in November 1999, Courtney Lord, who in January 2000 became the Manager's Senior Vice President and Managing Director, Leasing, retained his interest in certain agreements with third parties entitling him to receive a commission or other remuneration in the event TRG purchases, leases and/or develops certain parcels of real estate. The remuneration Mr. Lord is entitled to receive is fixed for certain agreements; for others the remuneration ultimately paid to Mr. Lord will depend on the terms of any transaction between TRG and such third party. Mr. Lord did not receive any remuneration as a result of such agreements during 1999. To date, Mr. Lord has received $320,000 in commissions paid by the joint venture between TRG and Swerdlow Real Estate Group to develop Dolphin Mall.

     A. Alfred Taubman and certain of his affiliates receive various services from the Manager. For such services, Mr. A. Taubman and affiliates paid the Manager approximately $2.5 million in 1999.

     During 1999, the Manager paid approximately $2.7 million in rent and operating expenses for office space in a building in which A. Alfred Taubman, Robert C. Larson, Robert S. Taubman, and William S. Taubman had financial interests. Those individuals continue to have financial interests in the building in which the Manager maintains its principal offices.

     During 1997, TRG acquired an option to purchase certain real estate on which TRG may develop a shopping center. A. Alfred Taubman, Robert S. Taubman, and William S. Taubman have a minority financial interest in the optionor. The option agreement requires option payments of $150,000 during each of the first five years, $400,000 in the sixth year, and $500,000 in the seventh year. If TRG exercises the option, the purchase price for the property will be between $5 million and $10 million, depending upon the year of purchase. While the optionor will have no interest in the shopping center itself, the optionor may participate in the proceeds from any future sales of parcels adjacent to the shopping center.

     Committees of outside directors review business transactions between the Company and its subsidiaries and related parties to ensure that the Company's involvement in such transactions, including those described above, is on arm's length terms.

                             EXECUTIVE COMPENSATION

     The following table sets forth information concerning the annual and long-term compensation of those persons who during 1999 were (i) the chief executive officer and (ii) the other executive officers of the Company whose compensation is required to be disclosed pursuant to the rules of the Securities and Exchange Commission (the "Named Officers").

                           SUMMARY COMPENSATION TABLE

                                                                          LONG TERM COMPENSATION
                                                                                  AWARDS
                                                                       -----------------------------
                                                                                          NUMBER OF
                                              ANNUAL COMPENSATION                           SHARES
                                             ----------------------      RESTRICTED       UNDERLYING     ALL OTHER
       NAME AND PRINCIPAL                     SALARY       BONUS(1)    STOCK AWARDS(2)    OPTIONS(3)    COMPENSATION
            POSITION                 YEAR      ($)           ($)             ($)             (#)            ($)
       ------------------            ----    --------      --------    ---------------    ----------    ------------
Robert S. Taubman................    1999    $750,000      $500,625      $1,251,250              0        $ 23,320(4)
President and Chief                  1998     750,000       517,969       1,131,000              0          22,459
Executive Officer                    1997     778,842(5)    468,750         979,028              0          21,029
Lisa A. Payne....................    1999    $500,000      $337,813      $  508,750        500,000        $ 20,332(6)
Executive Vice President             1998     500,000       345,313         429,000              0         243,533
And Chief Financial Officer          1997     455,765(7)    321,875         361,054        100,828         287,000
William S. Taubman...............    1999    $436,547      $301,219      $  508,750        500,000        $ 22,840(8)
Executive Vice President             1998     395,000       276,250         429,000              0          21,976
                                     1997     385,958(5)    244,625         361,054              0          20,578
Douglas M. Lucey(9)..............    1999    $240,000      $261,510      $  275,000              0        $ 20,937(10)
Senior Vice President                1998     247,692       240,422         260,000              0          20,701
John L. Simon(11)................    1999    $273,000      $239,625      $  275,000              0        $ 22,256(12)
Senior Vice President                1998     261,532       226,256         260,000              0          21,231

---------------
 (1) Bonus amount awarded under the Senior Short Term Incentive Plan.

 (2) Awards were made under the Manager's Long-Term Performance Compensation Plan (the "Performance Plan") in respect of Notional (i.e., "phantom") Shares of Common Stock, which are credited with dividend equivalents in the form of additional Notional Shares as and when the Company pays dividends on its shares of Common Stock. Grants under the Performance Plan may be settled only in cash. Awards vest and, unless deferred in accordance with the Performance Plan, are payable on the third January 1 after the date of grant. Prior to the Plan's amendment effective January 1, 1999, grants were made in respect of Notional (i.e. phantom) Units of Partnership Interest, which were credited with TRG partnership distribution equivalents in the form of additional Notional Units as and when TRG made distributions. Effective with the Plan's amendment in 1999, all Notional Units held by a participant were converted into Notional Shares on a one-for-one basis. With respect to 1997, the Named Officers received the following awards, which vested on January 1, 2000: Robert S. Taubman -- 76,041 Notional Shares; Lisa A. Payne -- 28,043 Notional Shares; and William S.
     Taubman -- 28,043 Notional Shares. With respect to 1998, the Named Officers received the following awards, which vest on January 1, 2001: Robert S. Taubman -- 87,000 Notional Shares; Lisa A. Payne -- 33,000 Notional Shares; William S. Taubman -- 33,000 Notional Shares; Douglas M. Lucey -- 20,000 Notional Shares; and John L. Simon -- 20,000 Notional Shares. With respect to 1999, the Named Officers received the following awards, which vest on January 1, 2002: Robert S. Taubman -- 91,000 Notional Shares, Lisa A.
     Payne -- 37,000 Notional Shares; William S. Taubman -- 37,000 Notional Shares; Douglas M. Lucey -- 20,000 Notional Shares; and John L.
     Simon -- 20,000 Notional Shares. At December 31, 1999, the Named Officers' aggregate holdings (including dividend equivalents that have been credited as additional Notional Shares), and the value of such holdings based on the year-end value of the Common Stock, were as follows: Robert S.
     Taubman -- 405,958 Notional Shares ($4,375,457); Lisa A. Payne -- 112,982
     Notional Shares ($1,217,729); William S. Taubman -- 112,982 Shares ($1,217,729); Douglas M. Lucey -- 69,287 Shares ($746,786); and John L.
     Simon -- 69,287 Notional Shares ($746,786). See "Long-Term Performance Compensation Plan" below for more information about the Performance Plan.

 (3) All Incentive Options were granted under the Incentive Option Plan with respect to Units of Partnership Interest exchangeable for an equal number of shares of Common Stock pursuant to the Continuing Offer.

 (4) Includes $12,948 contributed to the defined contribution plan (the "Retirement Savings Plan") on behalf of Mr. Robert S. Taubman and $10,732 accrued under the supplemental retirement savings plan (the "Supplemental Retirement Savings Plan").

 (5) 1997 salaries include one additional pay period.

 (6) Includes $12,948 contributed to the Retirement Savings Plan on behalf of Ms. Payne and $7,384 accrued under the Supplemental Retirement Savings Plan.

 (7) Ms. Payne joined the Company in January 1997.

 (8) Includes $12,948 contributed to the Retirement Savings Plan on behalf of Mr. William S. Taubman and $9,892 accrued under the Supplemental Retirement Savings Plan.

 (9) Although Mr. Lucey has served the Manager in various capacities since 1971, he first became an executive officer of the Company in 1998.

(10) Includes $12,948 contributed to the Retirement Savings Plan on behalf of Mr. Lucey and $7,989 accrued under the Supplemental Retirement Savings Plan.

(11) Although Mr. Simon has served the Manager in various capacities since 1977, he first became an executive officer of the Company in 1998.

(12) Includes $12,948 contributed to the Retirement Savings Plan on behalf of Mr. Simon and $9,308 accrued under the Supplemental Retirement Savings Plan.

SENIOR SHORT TERM INCENTIVE PLAN

     The Manager's officers and senior management receive part of their annual compensation pursuant to the Manager's Senior Short Term Incentive Plan (the "SSTIP"). Under the SSTIP, the actual amount awarded to a participant depends upon a review and assessment of the employee's and the Company's performance. Performance that meets expectations results in a bonus of approximately 100% of an employee's target amount. Performance beyond expectations may result in an employee receiving up to 150% of his target bonus. Performance below expectations results in a payment of less than the bonus target.

INCENTIVE OPTION PLAN

     TRG maintains the 1992 Incentive Option Plan for its employees with respect to Units of Partnership Interest in TRG. Upon exercise, it is anticipated that substantially all employees will exchange each underlying Unit for one share of the Company's Common Stock under the Continuing Offer.

     The Company's chief executive officer makes periodic recommendations regarding grants to the Compensation Committee of the Board, which then approves grants. The exercise price of each Incentive Option is equal to the fair market value of a Unit of Partnership Interest on the date of grant.

     Generally, an Incentive Option vests in one-third increments on each of the third, fourth, and fifth anniversaries of the date of grant, although the Compensation Committee may allow an exercise at any time more than six months after the date of grant. If the optionee's employment terminates within the first three years for reasons other than death, disability, or retirement, the right to exercise the Incentive Option is forfeited. If the termination of employment is because of death, disability, or retirement, the Incentive Option may be exercised in full. Outstanding Incentive Options also vest in full upon the termination of the Manager's engagement by TRG, upon any "change in control" of TRG, or upon TRG's permanent dissolution. No Incentive Option may be exercised after ten years from the date of grant.

                        INCENTIVE OPTION GRANTS IN 1999

                          NUMBER OF UNITS
                          OF PARTNERSHIP         PERCENT OF
                             INTEREST           TOTAL OPTIONS      EXERCISE OR
                            UNDERLYING           GRANTED TO        BASE PRICE                           GRANT DATE
        NAME             OPTION GRANTED(1)    EMPLOYEES IN 1999     ($/UNIT)      EXPIRATION DATE    PRESENT VALUE(2)
        ----             -----------------    -----------------    -----------    ---------------    ----------------
Lisa A. Payne........         500,000                50%(3)          $12.25       March 29, 2009         $620,000
William S. Taubman...         500,000                50%(3)          $12.25       March 29, 2009         $620,000

---------------
(1) Exchangeable for an equal number of shares of Common Stock under the Company's Continuing Offer. Each Option became exercisable with respect to 250,000 Units on September 30, 1999 and will become exercisable with respect to the remaining 250,000 Units on the earlier of (i) the date on which the closing price of the Company's Common Stock shall have equaled or exceeded $15.00 on 10 consecutive trading dates or (ii) March 29, 2006.

(2) The Company used a binomial pricing model to determine this value. The estimated present value does not take into account the fact that the Incentive Option awarded to the Named Officer is not transferable. The calculation is based on the following assumptions: a volatility rate of 20%; a risk-free rate of return of 5.3% and a dividend yield of 7.8% which grows by 1.6% annually. The actual value upon exercise will depend on the excess of the fair market value of a Unit of Partnership Interest on the date of exercise over the exercise price (i.e., $12.25 per Unit). There is no assurance that an Incentive Option will vest or that the value realized will be at or near the value estimated by the binomial model. The estimated present value in the table does not provide any indication or assurance regarding the future value of the Company's Common Stock.

(3) As discussed under "Compensation Committee Report on Executive Compensation," the Incentive Option Plan has been replaced by the Performance Plan as the primary source of long-term compensation.

       AGGREGATED OPTION EXERCISES DURING 1999 AND YEAR-END OPTION VALUES

                                                               NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                              UNDERLYING UNEXERCISED               IN-THE-MONEY
                                  SHARES        VALUE          OPTIONS AT YEAR END            OPTIONS AT 12/31/99(1)
                                ACQUIRED ON    REALIZED    ----------------------------    ----------------------------
            NAME                 EXERCISE        ($)       EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
            ----                -----------    --------    -----------    -------------    -----------    -------------
Robert S. Taubman...........         0            $0        3,291,800         65,836        $139,572         $69,786
Lisa A. Payne...............         0             0          250,000        350,828               0               0
William S. Taubman..........         0             0          469,894        302,670         127,512          63,757
Douglas M. Lucey............         0             0          176,443          9,218          19,540           9,771
John L. Simon...............         0             0           48,062          6,584           6,979           6,979

---------------
(1) In accordance with the SEC's rules, based on the difference between fair market value of Common Stock and the exercise price.

LONG-TERM PERFORMANCE COMPENSATION PLAN

     The Performance Plan was adopted by the Manager and approved by TRG's compensation committee in 1996 (the Compensation Committee of the Board now performs such functions). The Company's Performance Plan was amended effective January 1, 1999. The following discussion relates to the 1999 grants under the Performance Plan that are reflected in the Summary Compensation Table and which were made under the amended terms of the Performance Plan.

     Under the Performance Plan, in March of each year, each eligible participant is granted Notional (i.e., "phantom") shares of the Company's Common Stock (a "Notional Share Award"). Each Notional Share Award vests on the third January 1 after the date of grant. Under the revised terms of the Performance Plan, the amount of the participant's Notional Share Award is based on individual and Company performance for the fiscal year prior to the date in which the grant was made and the individual's position.

     Notional Shares are credited with dividend equivalents in the form of additional Notional Shares as and when the Company pays dividends on its shares of Common Stock. Upon vesting, the value of the award under the Performance Plan (including dividend equivalents) will be paid to the participant in a lump sum in an amount based on the average closing price of the Company's Common Stock as reported on the New York Stock Exchange for the last twenty business days immediately preceding the vesting date, unless the participant elects to defer payment in accordance with the terms of the Performance Plan. If a participant elects to defer the payout date (the "Settlement Date") with respect to awards granted prior to the Performance Plan's amendment (i.e., grants prior to 1999), the award will continue to earn dividend equivalents and the payout amount will be determined based on the average closing price of the Company's Common Stock, as reported on the New York Stock Exchange, for the last twenty business days immediately preceding the deferred Settlement Date. If a participant elects to defer the Settlement Date with respect to awards granted in 1999, under the terms of the revised Performance Plan, the payout amount is based on the average closing price of the Company's Common Stock, as reported on the New York Stock Exchange, for the last twenty business days immediately preceding the vesting date. The award will not continue to earn dividend equivalents; however, the payout amount will accrue interest from the vesting date until the deferred Settlement Date.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Revenue Reconciliation Act of 1993. The Omnibus Reconciliation Act of 1993 limits to $1 million the amount that may be deducted by a publicly held corporation for compensation paid to each of its named executives in a taxable year, unless the compensation in excess of $1 million is "qualified performance-based compensation." Although TRG and the Manager are now part of the Company's consolidated group for financial reporting purposes, this deduction limit does not affect the Company and does not apply to TRG or the Manager because TRG and the Manager are partnerships, and the Company itself has no employees.

Compensation Philosophy. The Manager has had a long-standing philosophy of targeting executive compensation at a level above the average of competitive practice. As part of this philosophy, the mix of compensation elements has emphasized variable, performance-based programs. As a result of this philosophy, the Manager has been successful at recruiting, retaining, and motivating executives who are highly talented, performance-focused, and entrepreneurial. The Compensation Committee has continued to apply this philosophy to its decisions on compensation matters. The independent compensation consultant retained by the Compensation Committee has compared the Manager's compensation practices with those of industry competitors and confirmed that the 1999 compensation of the Named Officers was consistent with the Manager's compensation philosophy.

The Manager's compensation program for executive officers consists of the following key elements: annual compensation in the form of base salary, bonus compensation under the SSTIP, and long-term compensation under the Incentive Option Plan and the Performance Plan. The compensation of the Named Officers is determined based on their individual performance and the performance of the Company, TRG, and the Manager.

Since 1996, awards of Notional Shares under the Performance Plan have been selected over Incentive Options as the primary source of incentive compensation to the executive officers. Incentive Option grants have been and will continue to be made in special situations.

Base Salaries. Base salaries for the Manager's executive officers are generally targeted at a level above the average for executives of industry competitors. The salaries of the Named Officers are reviewed and approved by the Compensation Committee based on its subjective assessment of each executive's experience and performance and a comparison to salaries of senior management of industry competitors.

Performance Plan. In 1999, the Compensation Committee made grants of Notional Share Awards under the Performance Plan to the Named Officers, as shown in the Summary Compensation Table.

Compensation of Chief Executive Officer. Robert S. Taubman's base salary for 1999 was at an annual rate of $750,000. Mr. Taubman's performance evaluation is based 25% on the Compensation Committee's evaluation of his individual performance and 75% on the Compensation Committee's evaluation of the performance of the Company, which includes the consideration of objective and subjective criteria. Based on that evaluation and the report of the independent consultant, the Compensation Committee confirmed that Mr. Taubman's base salary, his bonus under the SSTIP for 1999 in the amount of $500,625 and his incentive compensation under the Performance Plan, as set forth in the Summary Compensation Table, were consistent with the Manager's compensation philosophy.

                           THE COMPENSATION COMMITTEE

                          S. Parker Gilbert, Chairman
                               Claude M. Ballard
                                Jerome A. Chazen

SHAREHOLDER RETURN PERFORMANCE GRAPH

The following line graph sets forth the cumulative total returns on a $100 investment in each of the Company's Common Stock, the S&P Composite -- 500 Stock Index, and the NAREIT Equity Retail REIT Index for the period December 31, 1994 through December 31, 1999 (assuming, in all cases, the reinvestment of dividends).

       COMPARISON OF CUMULATIVE TOTAL RETURN AMONG TAUBMAN CENTERS, INC.,
           THE NAREIT EQUITY RETAIL REIT INDEX, AND THE S&P 500 INDEX

                                  [LINE GRAPH]

         ----------------------------------------------------------------------------------------------------------
                                                12/31/94   12/31/95   12/31/96   12/31/97   12/31/98   12/31/99
         ----------------------------------------------------------------------------------------------------------
          Taubman Centers, Inc.                 $100.00    $112.37    $157.65    $170.40    $193.24    $162.84
          NAREIT Equity Retail REIT Index       $100.00    $105.10    $140.74    $164.59    $160.32    $141.45
          S&P 500 Index                         $100.00    $137.57    $169.16    $225.59    $290.06    $351.10
         ----------------------------------------------------------------------------------------------------------

     Please note: The stock price performance shown on the graph above is not necessarily indicative of future price performance.

CERTAIN EMPLOYMENT ARRANGEMENTS

     In January 1997, the Manager entered into a three-year agreement with Lisa
A. Payne regarding her employment as an Executive Vice President and the Chief Financial Officer of the Manager and her service to the Company in the same capacities. In January 1999, the agreement was extended for an additional year and will continue to have automatic, one-year extensions unless either party gives notice to the contrary. The employment agreement provides for an annual base salary of not less than $500,000, to be reviewed annually. The agreement also provides for Ms. Payne's participation in the Manager's SSTIP, with a target award of $250,000 and a maximum annual award of $375,000.

     In connection with Robert C. Larson's retirement at the end of 1998, the Manager entered into an agreement with Mr. Larson. The agreement grants Mr. Larson a ten-year option to purchase shares in a specified mutual fund. Although Mr. Larson has not exercised the option, the difference between the market value of the mutual fund shares on the option's grant date and the option exercise price was approximately $2,000,000. Under the agreement, the Company provided Mr. Larson with an office and secretarial assistance for one year at the Company's expense and will continue to reimburse Mr. Larson for the expenses he incurs in connection with certain business activities in which he participates at the Company's request. The Company will also provide Mr. Larson with medical insurance benefits through 2004. Mr. Larson has agreed not to compete with the Company through 2004.

     In November 1999, in connection with TRG's acquisition of the outstanding stock of Lord Associates, Inc., the Manager entered into an employment agreement with Courtney Lord pursuant to which Mr. Lord became a Senior Vice President of the Manager and on January 1, 2000, the Manager's Senior Vice President and Managing Director, Leasing. The agreement terminates on January 1, 2005 unless sooner terminated by either the Company or Mr. Lord for cause or by Mr. Lord due to his death, disability or voluntary termination. The employment agreement provides for an annual base salary of not less than $270,000, to be reviewed annually. The agreement also provides for Mr. Lord's participation in the Manager's SSTIP, with a minimum award of $195,000 for each of the years beginning January 1, 2000 and January 1, 2001 and for a grant of 10,000 Notional Shares of the Company's Common Stock under the Performance Plan. Under the Agreement, the Manager paid Mr. Lord $50,000 as a hiring bonus and will reimburse Mr. Lord for certain relocation expenses estimated to be between $30,000 and $50,000. Mr. Lord has agreed that in the event his employment is terminated he will not thereafter compete with the Company for a period (depending on the circumstances surrounding such termination) of between one and two years. In addition, part of the consideration received by Mr. Lord in exchange for his shares of Lord Associates, Inc. included 435,153 Units of Partnership Interest and 435,153 shares of Series B Preferred Stock. At this time, Mr. Lord has both voting and distribution rights with respect to 87,035 Units of Partnership Interest and 87,035 shares of Series B Preferred Stock. Mr. Lord has granted an irrevocable proxy to TG Partners with respect to the remaining Partnership Units and shares of Series B Preferred Stock. The remaining Partnership Units are not entitled to receive partnership distributions and allocations except upon liquidation. Under the terms of the irrevocable proxy executed by Mr. Lord in favor of TG Partners and a letter agreement between Mr. Lord and TRG, the remaining Partnership Units and shares of Series B Preferred Stock will be released from the proxy and such Partnership Units will become entitled to partnership distributions and allocations over a period of five years. The final 65,271 Partnership Units and shares of Series B Preferred Stock to be released from the proxy have been pledged by Mr. Lord as collateral for his obligation to remit to TRG a portion of the cash consideration he received in exchange for his shares of Lord Associates, Inc., in the event the acquired business does not meet certain performance criteria. In addition, if Mr. Lord's employment is terminated, the Manager has the right to purchase up to 100% of any Partnership Units which have not been released from the proxy and become entitled to partnership distributions and allocations for a cash lump sum payment of $50,000.

     ITEM 2 -- APPROVAL OF INCREASE IN AUTHORIZED SHARES OF PREFERRED STOCK

     On March 7, 2000, the Company's Board of Directors adopted and recommended that the shareholders of the Company approve an amendment to Article III,
Section 1 of the Company's Restated Articles of Incorporation to increase the number of authorized shares of Preferred Stock of the Company from 50,000,000 shares to 250,000,000 shares. The proposed amendment would replace Section 1 of
Article III in its entirety as follows:

          "The total number of shares of all classes of stock that the Corporation shall have authority to issue is 500,000,000 shares. The classes and the aggregate number of shares of stock of each class are as follows:

          250,000,000 shares of Common Stock, par value $0.01 per share (the "Common Stock"), which shall have the rights and limitations set forth below.

          250,000,000 shares of Preferred Stock (the "Preferred Stock"), which may be issued in one or more series having such relative rights, preferences, priorities, privileges, restrictions and limitations as the Board of Directors may determine from time to time."

     No increase in the number of authorized shares of Common Stock of the Company, currently 250,000,000 shares, will be made as a result of the amendment. The rights and limitations of the Common Stock, the Series A Preferred Stock, Series B Preferred Stock and the Company's 9% Series C Cumulative Redeemable Preferred Stock (the "Series C Preferred Stock") and 9% Series D Cumulative Redeemable Preferred Stock (the "Series D Preferred Stock") under the amendment would remain the same. No shares of the Company's capital stock have preemptive rights, and any future issuance of Preferred Stock, other than on a pro rata basis, would dilute the percentage ownership position of current shareholders.

     Of the 50,000,000 currently authorized shares of Preferred Stock, as of March 17, 2000: (1) 8,000,000 shares are designated Series A Preferred Stock, all of which are issued and outstanding; (2) 40,000,000 shares are designated Series B Preferred Stock, of which 31,835,066 shares are issued and outstanding;
(3) 1,000,000 shares are designated Series C Preferred Stock, none of which are issued and outstanding, but all of which are reserved for issuance to certain holders of preferred equity interests in TRG; and (4) 250,000 shares are designated Series D Preferred Stock, none of which are issued and outstanding, but all of which are reserved for issuance to certain holders of preferred equity interests in TRG.

     In September 1999, TRG completed a private placement of $75 million of 9% Cumulative Redeemable Preferred Partnership Equity (the "Series C Preferred Equity"), which was purchased by an institutional investor. In November 1999, TRG completed another private placement of $25 million of 9% Cumulative Redeemable Preferred Partnership Equity (the "Series D Preferred Equity"), which was purchased by another institutional investor. Both the Series C Preferred Equity and Series D Preferred Equity have a fixed 9% coupon rate, and no stated maturity, sinking fund or mandatory redemption requirements. The Series C Preferred Equity and the Series D Preferred Equity are exchangeable for Series C Preferred Stock and Series D Preferred Stock, respectively, beginning in 2009, or sooner under certain circumstances. The terms of the Series C Preferred Stock and Series D Preferred Stock are substantially similar to those of the Series C Preferred Equity and Series D Preferred Equity. Like the Series A Preferred Stock, the Series C Preferred Stock and Series D Preferred Stock is non-voting. The holders of Series C Preferred Equity have the right to exchange $75 in liquidation value of such equity for one share of Series C Preferred Stock. The holders of the Series D Preferred Equity have the right to exchange $100 in liquidation value of such equity for one share of Series D Preferred Stock. In connection with the private placement of the Series C Preferred Equity, the Company undertook to amend its Restated Articles of Incorporation to increase the total number of authorized shares of Preferred Stock and to increase the total number of shares designated as Series C Preferred Stock, to a minimum of 2,000,000 shares. The Company has further undertaken, once additional shares of Series C Preferred Stock are available for issuance, to lower the applicable exchange ratio and to issue more shares with each share having a lower liquidation value. The aggregate amount in liquidation value of each of the Series C Preferred Stock and Series D Preferred Stock will remain $75 million and $25 million, respectively.

     The Company will not be able to fulfill its undertakings to the holders of the Series C Preferred Equity without amending its Restated Articles of Incorporation to increase the total number of authorized shares of Preferred Stock. In addition, the Board of Directors believes that it is desirable to have sufficient additional authorized shares of Preferred Stock available for future corporate needs, such as financing, acquisition or joint venture transactions, dividends or stock splits and other general corporate purposes. Since its initial public offering in 1992, the Company has obtained financing for general corporate purposes, working capital and special projects through, among other methods, the sale of equity interests in TRG (which, in some instances, are convertible into the Company's equity securities), Common Stock and Series A Preferred Stock. The Company currently has an effective shelf registration statement allowing it to sell shares of Common Stock and Preferred Stock, debentures and warrants from time to time upon the filing with the SEC of a prospectus supplement should it wish to raise financing in the public markets. The additional authorized shares of Preferred Stock will allow the Company to maintain flexibility to issue additional shares of Preferred Stock in the future without the potential expense or delay of a special meeting of shareholders at such time. If the amendment is approved, the Board of Directors could issue the additional shares (either of an existing or new class or series), the terms of which, including any dividend rights, conversion prices, voting rights, redemption provisions, or similar matters, may be determined by the Board upon issuance without further action by the shareholders, unless such action is required by Michigan law or by the rules of any market or exchange where the Preferred Stock is traded.

     Although the increase in authorized shares of Preferred Stock will not have an immediate effect on the rights of existing shareholders, under certain circumstances, an increase in the authorized number of shares of a company's capital stock could provide management with a means of preventing or discouraging a change of control of a company. For example, additional shares or shares with special voting rights the terms of which, including any dividend rights, conversion prices, voting rights, redemption provisions, or similar matters, may be determined by the Board upon issuance could be issued to a holder expected to vote in accordance with the recommendations of a company's management with respect to any stockholder proposal, including a proposal to effect a merger or other extraordinary transaction. In addition, Preferred Stock could be issued to dilute the percentage voting stock of a significant stockholder. The Company has no present intention or understanding to issue additional shares of Preferred Stock for such purposes, and the proposal to increase the authorized shares is not made with any intent to impede any change of control.

     If the proposed amendment to the Company's Restated Articles of Incorporation is approved, a Certificate of Amendment will be filed with the Michigan Department of Consumer and Industry Services as promptly as practicable thereafter. The amendment would be effective upon the date of filing.

     Approval of the amendment to the Restated Articles of Incorporation will require the affirmative vote of the holders of two-thirds of the shares of Voting Stock outstanding on the Record Date. Any shares not voted, whether by abstentions or broker non-votes, will have the same effect as votes against the proposal.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR ADOPTION OF THIS AMENDMENT. Unless instructions are given to the contrary, it is the intention of the persons named as proxies to vote the shares to which the proxy is related FOR adoption of the amendment to the Restated Articles of Incorporation to increase the authorized shares of Preferred Stock.

          ITEM 3 -- RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors, upon the recommendation of the Company's Audit Committee, has appointed Deloitte & Touche LLP as the independent auditors to audit the financial statements of the Company for 2000. The Board of Directors recommends that the shareholders vote FOR the appointment of Deloitte & Touche LLP as the Company's independent auditors for 2000. Although shareholder approval of the appointment is not required by law and is not binding on the Board of Directors, the Board will take the appointment of Deloitte & Touche LLP under advisement if such appointment is not approved by the affirmative vote of a majority of the votes cast at the annual meeting.

     The Company expects that representatives of Deloitte & Touche LLP will be present at the annual meeting and will be afforded an opportunity to make a statement if they desire to do so. The Company also expects that such representatives of Deloitte & Touche LLP will be available to respond to appropriate questions addressed to the officer presiding at the meeting.

                                 OTHER MATTERS

     The Board of Directors does not know of any other matters to be determined by the shareholders at the annual meeting; however, if any other matter is properly brought before the meeting, the proxy holders named in the enclosed proxy card intend to vote in accordance with the Board's recommendation or, if there is no recommendation, in their own discretion.

                          COSTS OF PROXY SOLICITATION

     The cost of preparing, assembling, and mailing the proxy material will be borne by the Company. The Company will also request nominees and others holding shares for the benefit of others to send the proxy material to, and to obtain proxies from, the beneficial owners and will reimburse such holders for their reasonable expenses in doing so.

                             ADDITIONAL INFORMATION

PRESENTATION OF SHAREHOLDER PROPOSALS AT 2001 ANNUAL MEETING

     Any shareholder proposal intended to be presented for consideration at the annual meeting to be held in 2001 must be received by the Company at 200 East Long Lake Road, Suite 300, P.O. Box 200, Bloomfield Hills, Michigan 48303-0200 by the close of business on December 1, 2000.

ANNUAL REPORT

     The Annual Report of the Company for the year ended December 31, 1999, including financial statements audited by Deloitte & Touche LLP, independent accountants, and their reports dated February 9, 2000, is being furnished with this Proxy Statement. IN ADDITION, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1999, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WILL BE SENT TO ANY SHAREHOLDER, WITHOUT CHARGE, UPON WRITTEN REQUEST SENT TO THE COMPANY'S EXECUTIVE OFFICES: TAUBMAN CENTERS INVESTOR SERVICES, 200 EAST LONG LAKE ROAD, SUITE 300, P.O. BOX 200, BLOOMFIELD HILLS, MICHIGAN 48303-0200.

     Please complete the enclosed proxy card and mail it in the enclosed postage-paid envelope as soon as possible.

                                          By Order of the Board of Directors,

                                          A. Alfred Taubman
                                          Chairman of the Board

March 31, 2000

                             TAUBMAN CENTERS, INC.

                                     PROXY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                 ANNUAL MEETING OF SHAREHOLDERS - MAY 16, 2000

     The undersigned appoints each of Robert S. Taubman and Lisa A. Payne, with full power of substitution, to represent the undersigned at the annual meeting of shareholders of Taubman Centers, Inc. on Tuesday, May 16, 2000, and at any adjournment, and to vote at such meeting the shares of Common Stock that the undersigned would be entitled to vote if personally present in accordance with the following instructions and to vote in their judgment upon all other matters that may properly come before the meeting and any adjournment. The undersigned revokes any proxy previously given to vote at such meeting.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN FAVOR OF ITEMS (1),(2) AND
(3) IF NO INSTRUCTION IS PROVIDED.

PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE PAID ENVELOPE.

          (CONTINUED AND TO BE SIGNED AND DATED ON THE REVERSE SIDE.)


--------------------------------------------------------------------------------
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

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                  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2 AND 3.                     Please mark     ------
                                                                                                     your votes as   |    |
                                                                                                      indicated in   |  X |
                                                                                                     this example    ------



1.  ELECTION OF DIRECTORS                                                            2.  Amendment to Restated Articles of
    (Nominees:  Graham T. Allison, William S. Taubman,                                   Incorporation to Increase Authorized
    and Peter Karmanos, Jr. (each for a three-year term)                                 Shares of Preferred Stock.

                                                                                               FOR      AGAINST     ABSTAIN
          FOR            WITHHOLD              WITHHOLD AUTHORITY                              [ ]        [ ]         [ ]
                        AUTHORITY            to vote for Nominee(s)
                 to vote for all Nominees         named below
         [ ]               [ ]                       [ ]                             3.  RATIFICATION OF INDEPENDENT AUDITORS
                                                        ---------------------            Ratification of the selection of
                                                                                         Deloitte & Touche LLP as independent
                                                                                         auditors for 2000.

                                                                                               FOR      AGAINST     ABSTAIN
                                                                                               [ ]        [ ]         [ ]


                                                                                         Please sign exactly as name appears below.
                                                                                         When shares are held by joint tenants,
                                                                                         both should sign.  When signing as
                                                                                         attorney, executor, administrator,
                                                                                         trustee, or guardian, please give full
                                                                                         title as such. If a corporation,
                                                                                         partnership, or other business entity,
                                                                                         please sign in the name of the entity by
                                                                                         an authorized person.



                                                                                         -----------------------------------------
                                                                                         Signature


                                                                                         Dated:                            , 2000
                                                                                              -----------------------------

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